EXHIBIT 5

JACKSON L. MORRIS

Attorney at Law

Admitted in Florida and Georgia

May 1, 2023

Board of Directors

Elements Ventures Group Inc.

9980 Dufferin Street #20026

Vaughan, Ontario L6A 4M4

Gentlemen:

I have acted, at your request, as special counsel to Elements Ventures Group Inc.., a Wyoming corporation, (“Elements”) for the purpose of rendering an opinion as to the legality of 6,000,000 shares of Elements’ common stock, $0.0001 par value per share, to be offered and distributed by Elements and 4,570,500 shares of Elements common stock to be offered and distributed by selling stockholders (in the aggregate, “Shares”) pursuant to a prospectus included in a registration statement to be filed under Section 6 the Securities Act of 1933, as amended, by Elements with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1 for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation and all amendments thereto of Elements, the Bylaws of Elements, selected proceedings of the board of directors of Elements authorizing the offer, sale and issuance of the Shares, a current draft of the Registration Statement, certificates of officers of Elements and of public officials, the form of stock certificate, and such other documents of Elements and of public officials as I have deemed necessary and relevant to the matter opined upon herein.  Elements has not appointed a transfer agent.  I have assumed, with respect to persons other than directors and officers of Elements, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares to be offered and distributed by Elements are duly authorized and when, as and if issued and delivered by Elements against payment therefore at a price $0.35 per share, as described in the Offering Statement, will be legally issued, fully paid and non assessable and that the Shares to be offered and distributed by selling stockholders are duly authorized, legally issued and fully paid as sold by Elements at prices between $0.0001 and $0.25 per share.

I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein, but only for the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto.  My forgoing opinion is strictly limited to matters of Wyoming corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Wyoming, as specified herein.

I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "Legal Matters" in the prospectus and in the “Index To Exhibits And Description Of Exhibits” in Part II of the Registration Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

126 21st Avenue SE ® St. Petersburg, Florida  33705-2827

Phone:     (813) 892-5969      ®    Fax \:    (800) 310-1695

Email:  jackson.morris@rule144solution.com  ®  jackson.morris@verizon.net

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